Exhibit (e)(2)
FORM OF RETENTION BONUS AGREEMENT FOR
SENIOR OFFICERS AND KEY EMPLOYEES OF CANADA SOUTHERN
May 3, 2006
Employee Name
Address
Dear:
Re: Retention Bonus
As you are aware, Canada Southern Petroleum Ltd. (“Canada Southern”) has received an expression of interest for the potential sale of the company. Of course, should Canada Southern be sold, the employment relationships between Canada Southern and its employees will be affected by the potential sale of the business.
Canada Southern wishes to emphasize that it values your on-going contributions to the company and hope and expect that you will elect to remain with the company throughout this challenging time. In this regard, and in recognition of your past service and contributions to Canada Southern, as well as to encourage you to remain an integral part of the Canada Southern’s team, the company wishes to offer you a retention bonus, the details of which are as follows:
Lump Sum prior to statutory withholdings =(Amount).
It is important to note that the Retention Payment will be payable to you whether or not a Change of Control occurs, on the earliest of the following:
(a)	your remaining continuously employed by Canada Southern through the designated retention date of August 1, 2006 (“Retention Date”), or

(b)	until the Effective Date of the Change of Control.
"Change of Control” as used in this letter, shall mean: (a) a “take-over bid”, “exempt take-over bid”, “issuer bid”, “exempt issuer bid” or any other transaction or agreement which results in any person or persons acting jointly or in concert acquiring more than 50% of the voting equity of the company. (The terms “take-over bid”, “exempt take-over bid”, “issuer bid”, “exempt issuer bid” and "jointly or in concert” used herein have the meanings ascribed thereto in the Securities Act (Alberta)); or (b) if the company sells all or substantially all of the assets of the company (other than to a wholly-owned subsidiary of the company or to a partnership to which the company is a partner). “Effective Date” of the Change of Control as used in this letter, shall mean the date upon which a Change of Control occurs.

Your Retention Payment is subject to all required and authorized statutory withholdings, as well as being contingent upon your executing the Release in the form attached as Exhibit “A”. In the event your employment is terminated by Canada Southern without cause prior to the Retention Date and a Change of Control occurs, you will be paid the Retention Payment. The Retention Payment will be payable to you in a lump sum, less any required income tax withholdings, upon the Retention Date. If you resign your employment with Canada Southern, or if your employment with Canada Southern is terminated for cause at any time prior to the Retention Date, you will not be eligible for the Retention Payment. The payment of the Retention Payment by Canada Southern will be made without prejudice to any other severance entitlement or other employee benefit you might be entitled to.
For the purposes of this retention letter “cause” means any reason which would entitle Canada Southern to terminate your employment without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:
(a)	fraud, misappropriation of Canada Southern’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on your part; or

(b)	the willful allowance by you to allow your duty to Canada Southern and your personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(c)	a material violation of the policies of Canada Southern generally applicable to other similarly situated employees of Canada Southern; or

(d)	a refusal (other than due to disability or incapacity) to perform duties and responsibilities of your position reasonably assigned; or

(e)	the breach by you of any of your covenants or obligations under your employment agreement with Canada Southern, including any non-solicitation or confidentiality covenants or obligations with Canada Southern.
The Retention Payment described in this letter is intended to provide fairness and an incentive to stay with Canada Southern through this period of uncertainty. We look forward to working with you in this exciting time. If you have any questions regarding the Retention Payment, please discuss it with me. Thank you once again for your continuing contributions to Canada Southern.

Yours truly,
CANADA SOUTHERN PETROLEUM LTD.

Per:
John W. A. McDonald
President and C.E.O.
Acknowledged, understood and agreed
to this                      day of May, 2006.

(Employee Name)
Attachment

EXHIBIT “A” TO FORM OF RETENTION BONUS AGREEMENT FOR
SENIOR OFFICERS AND KEY EMPLOYEES OF CANADA SOUTHERN
RELEASE
     KNOW ALL MEN BY THESE PRESENTS that I, (Employee name), of the City of Calgary the Province of Alberta, in consideration of the amount provided to me by way of Retention Payment pursuant to the letter agreement dated May 3, 2006 (the “Retention Bonus Agreement”) between myself and Canada Southern Petroleum Ltd. (the “Corporation”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, and any associated, affiliated, predecessor or parent corporation of the Corporation and their present and former directors, officers, agents and employees (the “Releasees”), including each of their respective successors, heirs, administrators and assigns, from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Releasees, as an employee, officer or director, and the termination of my employment from the Corporation including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code, Human Rights, Citizenship and Multiculturalism Act, Personal Information Protection Act or any other applicable legislation governing or related to my employment with the Releasees.
     AND FOR THE SAID CONSIDERATION I, (Employee Name), represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.
     IT IS FURTHER ACKNOWLEDGED that the payment to me includes full compensation and consideration for the loss of my employment benefits, as provided by the Releasees, and that all of my employment benefits and privileges shall cease on the date of termination of my employment, except as otherwise provided in the Retention Bonus Agreement. I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits. I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular, any life insurance and long-term disability benefits. In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom.
     IT IS HEREBY AGREED that the terms of the Retention Bonus Agreement and of this Release will be kept confidential. No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with my legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon. The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

     I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Releasees. I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal this                      day of                     , in the year 2006.

Employee Name

WITNESS (Signature)

WITNESS (Print Name)